UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

Insured Municipal Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

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On June 5, 2009, Insured Municipal Income Fund Inc. (the “Fund”) made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card with respect to the Annual Meeting of Shareholders of the Fund to be held on August 12, 2009.

UBS Global Asset Management
(Americas) Inc.
51 West 52nd Street
New York, NY 10019
Tel. 888-793 8637
Closed-End Funds Desk
www.ubs.com

Media release

For immediate release

Insured Municipal Income Fund Inc. – Further Information
Regarding Board Recommendation to Liquidate the Fund

If re-elected at the August 12, 2009 annual stockholders meeting, the current Board would announce, by the end of August 2009, record and meeting dates for a special shareholders meeting to consider liquidation of the Fund. The shareholder meeting would be scheduled to be held before the end of October 2009.

Contact: UBS Global Asset Management Closed-End Funds Desk, 888-793 8637

New York, August 4, 2009 — Insured Municipal Income Fund Inc. (the “Fund”) (NYSE: PIF) today announced further details regarding the current Board’s plan to submit to shareholders a proposal to liquidate the Fund.

As announced on July 31, 2009, the current Board has decided to propose liquidation to shareholders if re-elected on August 12, 2009. If the incumbent directors are re-elected, the Board will schedule a shareholder meeting and set a record date for that meeting by the end of August 2009. The record date will occur before the end of September, and the meeting date will be before the end of October 2009. A September record date would be selected in order to allow advance notice of the record date to financial intermediaries (such as banks and brokerage firms) under applicable regulations as is customary for shareholder meetings. If a quorum of the Fund’s shareholders is not achieved by the October meeting date, the meeting would be adjourned into November in an effort to solicit sufficient proxies to permit a quorum and approval of the proposal. The Fund will announce the exact record and meeting dates for the special meeting later in August 2009 promptly after the Board’s determination of the specific dates.

Under the Fund’s charter documents, approval of the liquidation proposal would require an affirmative vote of the holders of a majority of the outstanding shares of each of the two classes of the Fund’s stock – the common shares and the auction preferred shares (“APS”). This is a lower approval threshold than the two-thirds vote requirement generally applicable under Maryland law to approve a corporate liquidation. (The Fund is a Maryland corporation.). A specific provision in the Fund’s charter documents lowers the percentage of the Fund’s shareholders that need to vote in favor of the liquidation proposal in order for liquidation to proceed. Assuming approval by the shareholders, payment of the liquidation proceeds will commence as soon as practicable after the special meeting, with each share

Closed-End Funds Desk
August 4, 2009

of the APS being entitled to receive the $50,000 liquidation value and each share of the common stock being entitled to receive the then-current net asset value per share of the Fund.

The Fund is aware of a letter issued on August 3, 2009, by Bulldog Investors General Partnership (“BIGP”) and its principal, Phil Goldstein, in response to the Board’s announcement of July 31, 2009, regarding the proposal for liquidation of the Fund. The Board wishes to assure the Fund’s shareholders that it has considered carefully the impact on the Fund and its shareholders of a substantial tender offer of the type proposed by BIGP’s nominees. The current Board strongly believes that the interests of the Fund’s shareholders would be better served by liquidating the Fund and paying out the proceeds to shareholders rather than potentially subjecting the shareholders to multiple rounds of tender offers and the costs of operating a shrinking pool of assets. Liquidation would allow portfolio securities to be sold, the leverage to be unwound and the proceeds distributed to all shareholders in an orderly, equitable and timely manner.

In connection with the August 12, 2009 Annual Meeting, the Fund has filed a proxy statement and additional soliciting materials with the Securities and Exchange Commission (the “SEC”). Investors and security holders are strongly advised to read these materials because they contain important information about the annual meeting. Free copies of these materials are available on the SEC’s website at www.sec.gov.

The Fund urges its shareholders to support the Fund’s incumbent directors by completing, signing and dating the WHITE proxy card they have received, and NOT to sign any GREEN or any other color proxy card they may receive from BIGP. Shareholders who have previously signed a GREEN proxy card are urged to revoke that proxy by signing, dating and mailing the Fund ’s WHITE proxy card.

Shareholders who have questions concerning the current proxy solicitation, or who need assistance in revoking any proxy they may have previously granted, should contact Georgeson Inc., the Fund’s proxy solicitor, toll free at: 1-877-278-9670.

Insured Municipal Income Fund Inc. is a closed-end management investment company normally investing substantially all of its assets in a diversified portfolio of tax-exempt municipal obligations, with common and preferred shares outstanding. Under normal circumstances, the Fund invests at least 80% of its net assets (including the amount of borrowing for investment purposes) in Insured Municipal Obligations, the income from which is exempt from regular federal income tax.

– END OF PRESS RELEASE –